Exhibit 99.1

Material Sciences Corporation 2200 East Pratt Blvd. Elk Grove Village, IL 60007 847-439-2210

NEWS RELEASE

COMPANY CONTACT: James D. Pawlak Vice President, Chief Financial Officer 847-439-2210	MEDIA CONTACT: Lynne Franklin Wordsmith 847-729-5716

Material Sciences’ Strong Earnings Performance Continues for its Fiscal 2012 Second Quarter

•	Second Quarter Sales Rise 3.9 Percent to $34.4 Million; Increase Equates to an 8.1 Percent Improvement After Adjusting Revenue for Coil Coating Assets Sold in April 2010
•	Gross Margin Increases 16.1 Percent to 22.2 Percent of Sales; Best Second Quarter Gross Margin Performance in 15 Years
•	Earnings per Share of 26 Cents; Adjusted Earnings per Share Increases 52.6 Percent to 29 Cents versus 19 Cents in Prior Period
•	Net Income of $3.0 Million; EBITDA at $4.2 Million; Adjusted EBITDA at $4.6 Million a 26.4 Percent Improvement
•	Cash Position Remains Strong at $28.9 Million after Funding $4.1 Million in Stock Repurchases During the Second Quarter

ELK GROVE VILLAGE, IL, October 7, 2011—Material Sciences Corporation (NASDAQ: MASC), a leading provider of material-based solutions for acoustical and coated metal applications, today reported a continuation of its strong operating performance for the three and six months ended August 31, 2011.

Net sales for the latest quarter rose 3.9 percent to $34.4 million versus $33.1 million for the same period last year, led by stronger sales of coated metal products. Sales increased 8.1 percent when the prior-year period is adjusted to remove $1.3 million in revenues associated with the coil coating assets sold in April 2010. Net income, at $3.0 million, or 26 cents per common share, was down from last year’s second quarter performance of $3.9 million, or 31 cents per common share on a non-adjusted basis. The prior-year quarter included a $1.9 million gain on sale of the Middletown facility and $0.4 million of shutdown costs related to the coil coating asset sale. Adjusting for the impact of these items, earnings per share in the second quarter of last year would have been 19 cents.

Operating Leverage, Strong Cash Position Improve Results

“Our focus over the past few years on right-sizing Material Sciences, operational excellence and introducing new innovative products is continuing to pay dividends as we experienced our sixth consecutive quarter of strong operating performance,” said Clifford D. Nastas, chief executive officer. “During this period, Material Sciences enjoyed accelerating revenue from new products, and posted its best second quarter gross margin performance since fiscal 1997 while maintaining our targets for SG&A spending. In addition, the sale of non-strategic assets and strong cash generation from our operations has allowed us to both invest in growth strategies and reward shareholders through an active stock repurchase program.”

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Material Sciences’ Strong Earnings Performance Continues for it Fiscal 2012 Second Quarter

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Higher Quarterly Revenues and Gross Profit; Lower SG&A

For the latest quarter, acoustical material revenues were $17.2 million versus $18.4 million for the prior-year period, down 6.3 percent. This reflected lower shipments of body panel laminate products to Chrysler and General Motors. Those results were partially offset by higher revenues in three areas: body panel laminates (to other automotive companies), brakes, and other acoustical products for appliance and disk drives.

Sales of coated materials in the second quarter of this year increased 16.7 percent to $17.2 million from $14.7 million for last year’s three months. After removing the $1.3 million in sales associated with the 2010 asset sale, coated metal revenue increased 27.7 percent. This growth is attributed to strong demand for automotive electrogalvanized products, as well as ElectroBrite®, a stainless steel alternative for the appliance market. These increases more than offset a decrease in fuel tank sales to Ford and the revenue reduction associated with the coil coating assets sold during last year’s first quarter.

Gross profit was $7.7 million for the latest three months, up 16.1 percent from $6.6 million at this time last year. Gross margin expanded to 22.2 percent from 19.9 percent for last year’s second quarter. Improvements in product quality, the coated metal product sales mix and higher overall sales levels accounted for most of the increase.

Selling, general and administrative expenses (SG&A) were down 4.9 percent for the most recent quarter, at $4.7 million compared with $5.0 million a year ago. That brought SG&A as a percent of sales to 13.7 percent in the latest quarter versus 15.0 percent in the prior-year period.

Income from operations was $2.6 million for the latest quarter, which included $0.3 million in restructuring expense. In the same quarter last year, income from operations of $3.5 million included a $1.9 million gain on the sale of the Middletown facility and $0.4 million of shutdown costs related to the coil coating asset sale. Total other income for both three-month periods was $0.4 million. The provision for income taxes in both second quarters was a slight benefit. Second quarter net income comparisons for the two fiscal years—as reported and as adjusted for those unusual items—are presented in the table below (in thousands, except per share):

	Second Quarter
	FY 2012	FY 2011
Net Income Reported	$3,021	$3,937

Net Income Per Share Reported	0.26	0.30

Adjustments (Reflects Non-GAAP Measures):
Gain on Sale of Assets	—	(1,912)
Shutdown Costs	—	416
Restructuring Costs	345	—

Income from Operations Adjustments	345	(1,496)

Adjusted Net Income (1)	3,367	2,436

Adjusted Net Income Per Share	0.29	0.19

(1)	Adjusted net income assumes the same income tax provision rate used for that period.

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Material Sciences’ Strong Earnings Performance Continues for it Fiscal 2012 Second Quarter

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Solid First-Half Performance

For the first six months of fiscal 2012, net sales were $70.5 million, down 6.8 percent from $75.6 million for the same period last year. After removing $7.4 million in prior-year period coil coating sales which did not recur in fiscal 2012 due to the April 2010 asset sale, comparable revenues were up $2.3 million or 3.4 percent. Gross profit was $17.2 million, or 24.4 percent of sales, versus $16.1 million, or 21.3 percent of sales, in last year’s first half. SG&A was comparable at $10.3 million for both six-month periods. Income from operations was $6.6 million compared to $7.6 million in the prior-year period. The current year income from operations included restructuring costs of $0.3 million. The prior-year period income from operations included the gain on sale of the Middletown facility of $1.9 million plus several items related to the April 2010 coil coating asset sale: gain on sale of assets of $4.7 million, asset impairment charges of $3.7 million, shutdown costs of $1.0 million and restructuring costs of $1.1 million. Other income for the latest six months was $0.9 million in contrast with $0.6 million for the same period last year. Year-to-date net income comparisons for the two fiscal years—as reported and as adjusted for those unusual items—are presented in the table below (in thousands, except per share):

	First Half
	FY 2012	FY 2011
Net Income Reported	$7,178	$7,944

Net Income Per Share Reported	0.59	0.61

Adjustments (Reflects Non-GAAP Measures):
Gain on Sale of Assets	—	(6,639)
Asset Impairment Charges	—	3,720
Shutdown Costs	—	1,014
Restructuring Costs	345	1,145

Income from Operations Adjustments	345	(760)

Adjusted Net Income (1)	7,524	7,127

Adjusted Net Income Per Share	0.62	0.55

(1)	Adjusted net income assumes the same income tax provision rate used for that period

Note on GAAP to Non-GAAP Reconciliations

Material Sciences presents these reconciliations of Generally Accepted Accounting Principles (GAAP) to non-GAAP earnings to provide a better understanding of its operating results—separate from the financial impact of unusual and one-time transactions. Using only the non-GAAP earnings measures to analyze earnings would have material limitations. This occurs because calculations are based on management’s subjective determinations on the nature and classification of events and circumstances that investors may find material. The Company compensates for these limitations by using both GAAP and non-GAAP earnings measures to analyze results. Management believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations, separate from items that may have a disproportionate positive or negative impact on financial results in any period.

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Material Sciences’ Strong Earnings Performance Continues for it Fiscal 2012 Second Quarter

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Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)

EBTIDA for the second quarter and the first six months of fiscal 2012, compared to last year’s same periods—as reported and as adjusted—are presented in the table below (in thousands):

	Second Quarter		First Half
	FY 2012	FY 2011	FY 2012	FY 2011
Income from Operations Before Taxes	$3,016	$3,923	$7,435	$8,232
Less Interest Income	(14)	(16)	(32)	(41)
Plus Depreciation	1,229	1,208	2,483	3,123

EBITDA	4,231	5,115	9,886	11,314
Income from Operations Adjustments	345	(1,496)	345	(760)

Adjusted EBITDA	4,576	3,619	10,231	10,554

EBITDA is a non-GAAP calculation, although it is based on numbers included in income statements based on GAAP. Management believes that EBITDA is an important metric used by investors and analysts to review Material Sciences’ historical results. It should be considered as an addition—not as an alternative—to net income or operating income as an indicator of the Company’s operating performance, or operating cash flows for measuring liquidity. Adjusted EBITDA includes adjustments for gain on sale of assets, impairment charges, shutdown costs and restructuring expenses. Companies may define Adjusted EBITDA differently and, as a result, Material Sciences’ measures of Adjusted EBITDA may not be directly comparable to measures used by other companies.

Healthy Financial Condition

Net cash provided by operating activities was $8.2 million compared with $6.9 million for the first six months of last year. The improvement came primarily from a rise in net income after adjusting for non-cash items.

Investments in capital improvement projects for the first six months of this year totaled $2.9 million compared with $0.8 million for last year’s six months, primarily for facility upgrades. In the prior year, the Company received $14.1 million from selling some of its coil coating assets and $1.7 million from a note receivable on a prior asset sale—neither of which recurred in the current period.

Material Sciences spent $12.0 million to repurchase approximately 1.7 million shares or 13 percent of its outstanding common stock in the first half of fiscal 2012. It ended the period with $28.9 million in cash and 10,812,256 shares outstanding on the date of this announcement.

Staying the Course in an Uncertain Environment

“Recent economic news has been less than encouraging, and automotive industry analysts disagree on the level of vehicle builds we can expect to see in the second half of our fiscal year,” said Nastas. “However, the strategies we have used to improve Material Sciences’ prospects for near-term performance and long-term growth should continue to serve us well in this environment. We intend to continue to improve our operating efficiencies, expand our product portfolio with innovative products, and increase demand for our existing products by reaching more customers around the world. In addition, with the latest 1 million share repurchase authorization approved by our board of directors in September, we plan to continue to make strategic investments in our stock.”

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Material Sciences’ Strong Earnings Performance Continues for it Fiscal 2012 Second Quarter

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Conference Call

Material Sciences will host a conference call to present its second quarter results this morning at 9:00 a.m. Central Time. CEO Clifford D. Nastas and James D. Pawlak, vice president and chief financial officer, will discuss the Company’s financial and operating performance and answer questions from the financial community.

Interested investors are invited to listen to the presentation, which will be carried live on the Company’s website: www.matsci.com. A replay of the call will be available on the site for the following 30 days. Those who wish to listen should go to the website several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event, or download the correct applications at no charge.

About Material Sciences

Material Sciences Corporation is a leading provider of material-based solutions for acoustical and coated metal applications. The Company uses its expertise in materials, which it leverages through relationships and a network of partners, to solve customer-specific problems. Its stock is traded on the NASDAQ Capital Market under the symbol MASC.

Except for the historical and present factual information contained here, the matters set forth in this release, including statements identified by words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “project,” “will,” “potential” and similar expressions, are forward-looking statements as defined in Section 21E of the Securities Exchange Act of 1934, as amended. These statements are based on currently available information and are subject to various risks, uncertainties and other factors that could cause the Company’s actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities to differ materially from those expressed in, or implied by, these statements. Except as expressly required by the federal securities laws, Material Sciences undertakes no obligation to update these factors or to publicly announce the results of any of the forward-looking statements contained here to reflect future events, developments, or changed circumstances or for any other reason. These risks and uncertainties, the outcome of which could materially and adversely affect the Company’s financial condition and operations, include, but are not limited to, the following: uncertainty in the global economy and in the industries in which it operates—including the transportation, building and construction, electronics and durable goods industries; the Company’s ability to respond to competitive factors—including domestic and foreign competition for both acoustical and coated applications, and pricing pressures; changes in vehicle production levels or the loss of business with respect to a vehicle model for which it is a significant supplier; supply shortages or price increases in raw material, energy and commodity costs; the loss, or changes in the operations, financial condition, or results of operations of one or more of Material Sciences’ significant customers or suppliers; its ability to attract new customers for brake damping materials, engine components and body panel laminate parts by customers in North America, Asia and Europe, and to introduce new products; overcapacity in its industries; shifts in the supply model for the Company’s products; labor disputes involving Material Sciences or its significant customers or suppliers; changes in laws, regulations, policies or other activities of governments, agencies or similar organizations; the Company’s ability to effectively manage its business objectives including its ability to retain key personnel; environmental risks, costs, recoveries and penalties associated with past and present manufacturing operations; access to credit, which is limited

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Material Sciences’ Strong Earnings Performance Continues for it Fiscal 2012 Second Quarter

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under its asset-based credit agreement; Material Sciences’ ability to utilize net operating loss carry-forwards; and other factors, risks and uncertainties identified in Part I, Item 1A of the Company’s Annual Report on Form 10-K for the year ended February 28, 2011, filed with the Securities and Exchange Commission, and from time to time in other reports filed with the Securities and Exchange Commission.

Additional information about Material Sciences is available at www.matsci.com.

FINANCIAL TABLES FOLLOW

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Condensed Consolidated Statements of Operations (Unaudited)

Material Sciences Corporation and Subsidiaries

	Three Months Ended		Six Months Ended
	August 31,		August 31,
(In thousands, except per share data)	2011	2010	2011	2010
Net Sales	$34,417	$33,121	$70,453	$75,588
Cost of Sales	26,766	26,532	53,280	59,516

Gross Profit	7,651	6,589	17,173	16,072
Selling, General and Administrative Expenses	4,726	4,968	10,276	10,254
Asset Impairment Charges	—	—	—	3,720
Gain on Sale of Assets	—	(1,912)	—	(6,639)
Restructuring	345	—	345	1,145

Income from Operations	2,580	3,533	6,552	7,592

Other Income, Net:
Interest Income, Net	14	16	32	41
Equity in Results of Joint Venture	121	102	263	208
Rental Income	281	253	544	408
Other, Net	20	19	44	(17)

Total Other Income, Net	436	390	883	640

Income from Operations Before
Provision (Benefit) for Income Taxes	3,016	3,923	7,435	8,232
Provision (Benefit) for Income Taxes	(5)	(14)	257	288

Net Income	$3,021	$3,937	$7,178	$7,944

Basic Net Income Per Share	$0.26	$0.31	$0.60	$0.62

Diluted Net Income Per Share	$0.26	$0.30	$0.59	$0.61

Weighted Average Number of Common Shares Outstanding Used for Basic Net Income Per Share	11,557	12,906	12,013	12,906
Dilutive Shares	95	52	92	24

Weighted Average Number of Common Shares Outstanding Plus Dilutive Shares	11,652	12,958	12,105	12,930

Outstanding Common Stock Options Having No Dilutive Effect	373	257	373	261

Condensed Consolidated Balance Sheets

Material Sciences Corporation and Subsidiaries

	August 31,	February 28,
(In thousands)	2011	2011
	(unaudited)
Assets:
Current Assets:
Cash and Cash Equivalents	$28,941	$35,629
Receivables, Less Reserves and Allowances of $451 and $420, Respectively	17,481	22,581
Income Taxes Receivable	625	616
Prepaid Expenses	996	428
Inventories	22,587	20,906

Total Current Assets	70,630	80,160

Property, Plant and Equipment	122,182	118,937
Accumulated Depreciation	(91,090)	(88,461)

Net Property, Plant and Equipment	31,092	30,476

Other Assets:
Investment in Joint Venture	3,712	3,152
Other	165	142

Total Other Assets	3,877	3,294

Total Assets	$105,599	$113,930

Liabilities:
Current Liabilities:
Accounts Payable	$11,783	$15,126
Accrued Payroll Related Expenses	3,042	2,718
Accrued Expenses	5,128	6,093

Total Current Liabilities	19,953	23,937

Long-Term Liabilities:
Pension and Postretirement Liabilities	6,318	7,015
Other	5,028	4,780

Total Long-Term Liabilities	11,346	11,795

Commitments and Contingencies	—	—

Shareowners’ Equity:
Preferred Stock	—	—
Common Stock	380	380
Additional Paid-In Capital	80,186	80,004
Treasury Stock at Cost	(69,124)	(56,885)
Retained Earnings	62,763	55,585
Accumulated Other Comprehensive Income (Loss)	95	(886)

Total Shareowners’ Equity	74,300	78,198

Total Liabilities and Equity	$105,599	$113,930

Condensed Consolidated Statements of Cash Flows (Unaudited)

Material Sciences Corporation and Subsidiaries

	Six Months Ended
	August 31,
(In thousands)	2011	2010
Cash Flows From:
Operating Activities:
Net Income	$7,178	$7,944
Adjustments to Reconcile Net Income to Net Cash
Provided by Operating Activities:
Gain on Sale of Fixed Assets	—	(6,639)
Loss on Impairment of Fixed Assets	—	3,720
Depreciation, Amortization and Accretion	2,483	3,123
Compensatory Effect of Stock Plans	150	105
Other, Net	(305)	(103)
Changes in Assets and Liabilities:
Receivables	5,214	2,260
Income Taxes Receivable	(10)	415
Prepaid Expenses	(565)	(388)
Inventories	(1,549)	2,239
Accounts Payable	(3,285)	(3,714)
Accrued Expenses	(1,023)	(1,648)
Other, Net	(125)	(401)

Net Cash Provided by Operating Activities	8,163	6,913

Investing Activities:
Capital Expenditures	(2,940)	(834)
Proceeds from Sale of Assets	—	14,089
Proceeds from Note Receivable	—	1,732

Net Cash Provided by (Used In) Investing Activities	(2,940)	14,987

Financing Activities:
Purchases of Treasury Stock	(11,973)	—
Issuance of Common Stock	32	15

Net Cash Provided by (Used in) Financing Activities	(11,941)	15

Effect of Exchange Rate Changes on Cash	30	(30)

Net Increase (Decrease) in Cash and Cash Equivalents	(6,688)	21,885
Cash and Cash Equivalents at Beginning of Period	35,629	12,866

Cash and Cash Equivalents at End of Period	$28,941	$34,751

Non-Cash Transactions:
Capital Expenditures in Accounts Payable at End of Period	$840	$161
Treasury Stock Purchases in Accrued Liabilities at Period-End	$377	$111

Supplemental Cash Flow Disclosures:
Interest Paid	$18	$22
Income Taxes Paid (Refunded), Net	$243	$(141)